Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 27, 2020, relating to the consolidated financial statements of Dynatrace, Inc. (the “Company”), which is included in the Company’s Registration Statement on Form S-1 (no. 333- 238828).
We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (no. 333- 238828) incorporated by reference in this Registration Statement.
/s/ BDO USA, LLP
Troy, Michigan
June 2, 2020

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.